Exhibit 99.1
Ferguson plc Reports Fourth Quarter and Year End Results
Strong Performance in Continued Challenging End Markets
Fourth quarter highlights
-     Sales decline of 1.7% (with organic decline of 5.3%) against a 21.4% prior year growth comparable.
-     Operating margin of 10.0% (10.4% on an adjusted basis).
-     Diluted earnings per share of $2.85 ($2.77 on an adjusted basis).
-    Declared quarterly dividend of $0.75 per share, implying an annualized increase of 9% over the prior year.
-    Completed three acquisitions during the quarter, generating annualized revenue of approximately $450 million.
-    Share repurchases of $124 million during the quarter with an outstanding balance of approximately $500 million remaining under the current share repurchase program at July 31, 2023.
Full year highlights
-     Sales growth of 4.1%, on top of a 25.3% prior year growth comparable, with continued market share gains.
-     Operating margin of 8.9% (9.8% on an adjusted basis).
-     Diluted earnings per share of $9.12 ($9.84 on an adjusted basis).
-    Net cash provided by operating activities of $2.7 billion, an increase of $1.6 billion over the prior year.
-    Total dividends declared of $3.00 per share representing 9% growth over the prior year.
-    Completed eight acquisitions during the year, generating annualized revenue of approximately $780 million.
-    Share repurchases of $908 million during the year.
-    Balance sheet remains strong with net debt to adjusted EBITDA of 1.0x.
September 26, 2023, WOKINGHAM, England--
Kevin Murphy, Ferguson CEO, commented “Our teams continued to execute, delivering strong full year results with continued market outperformance, as our balanced business mix served us well in challenging markets. I would like to thank our associates for their unwavering commitment to help make our customers’ complex projects simple, successful and sustainable. As expected, disciplined working capital management drove excellent cash flow in the year. Our cash generative model and strong balance sheet allow us to invest for organic growth, sustainably grow our dividend, consolidate our fragmented markets through acquisitions and return capital to shareholders.
“FY2024 financial guidance reflects a continued challenging market backdrop, particularly in the first half of our fiscal year against strong prior year comparables. Our balanced end market exposure positions us well to leverage emerging multi-year structural tailwinds such as non-residential megaprojects. We remain confident in the strength of our markets over the medium and longer term and expect to capitalize on attractive growth opportunities.”

FY2024 Guidance

Total Company	2024 Guidance
Net sales*	Broadly flat
Adjusted operating margin**	9.2% - 9.8%
Interest expense	$190 - $210 million
Adjusted effective tax rate**	Approximately 25%
Capital expenditures	$400 - $450 million
* Net sales guidance assumes mid-single digit market decline with continued Company market outperformance, contribution from already completed acquisitions and one additional sales day. Overall impact of price inflation estimated to be broadly neutral for the year.
** The Company does not reconcile forward-looking non-GAAP measures. See “Non-GAAP Reconciliations and Supplementary information”.

	Three months ended July 31,
US$ (In millions, except per share amounts)	2023		2022		Change
	Reported(1)	Adjusted(2)	Reported(1)	Adjusted(2)	Reported	Adjusted
Net sales	7,838	7,838	7,971	7,971	(1.7)%	(1.7)%
Gross margin	30.6%	30.6%	30.5%	30.5%	+10 bps	+10 bps
Operating profit	782	814	814	849	(3.9)%	(4.1)%
Operating margin	10.0%	10.4%	10.2%	10.7%	(20) bps	(30) bps
Earnings per share - diluted	2.85	2.77	2.73	2.85	+4.4%	(2.8)%
Adjusted EBITDA		858		896		(4.2)%

	Twelve months ended July 31,
US$ (In millions, except per share amounts)	2023		2022		Change
	Reported(1)	Adjusted(2)	Reported(1)	Adjusted(2)	Reported	Adjusted
Net sales	29,734	29,734	28,566	28,566	+4.1%	+4.1%
Gross margin	30.4%	30.4%	30.7%	30.7%	(30) bps	(30) bps
Operating profit	2,659	2,917	2,820	2,951	(5.7)%	(1.2)%
Operating margin	8.9%	9.8%	9.9%	10.3%	(100) bps	(50) bps
Earnings per share - diluted	9.12	9.84	9.59	9.76	(4.9)%	+0.8%
Adjusted EBITDA		3,105		3,153		(1.5)%
Net debt(2) : Adjusted EBITDA		1.0x		1.0x
(1) The results are presented in accordance with U.S. GAAP on a continuing operations basis.
(2) The Company uses certain non-GAAP measures, which are not defined or specified under U.S. GAAP. See the section titled “Non-GAAP
Reconciliations and Supplementary Information.”
Summary of financial results
Fourth quarter
Net sales of $7.8 billion were 1.7% below last year. Organic revenue declined 5.3%, partially offset by acquisition growth of 2.2% and 1.4% positive net impact from one additional sales day and the impact of foreign exchange rates. The Company’s decrease in net sales was mainly driven by declines in residential, partially offset by growth in non-residential sales compared to the prior year period. As expected, price inflation stepped down from approximately 5% in the third quarter to approximately 1% in the fourth quarter.
Gross margin of 30.6% was 10 basis points ahead of last year. Operating expenses continued to be diligently managed and we remain focused on productivity and efficiencies while investing in core capabilities for future growth.
Reported operating profit was $782 million (10.0% operating margin), 3.9% lower than last year. Adjusted operating profit of $814 million (10.4% adjusted operating margin) was 4.1% lower than last year.
Reported diluted earnings per share was $2.85 (Q4 2022: $2.73), an increase of 4.4%, while adjusted diluted earnings per share of $2.77 decreased 2.8% with the reduction due to lower adjusted operating profit and higher interest expense, partially offset by the impact of share repurchases.

Full year

Net sales of $29.7 billion were 4.1% ahead of last year, 1.5% higher on an organic basis with an additional 2.5% from acquisitions. An additional selling day contributed 0.4% to growth while the adverse impact of foreign exchange rates was 0.3%. Average inflation during the year was approximately 8%.

Gross margin of 30.4% was 30 basis points lower than last year and operating expenses continued to be well controlled. Reported operating profit was $2.7 billion (8.9% operating margin), 5.7% lower than last year. Adjusted operating profit of $2.9 billion (9.8% adjusted operating margin) was 1.2% lower than last year.

Reported diluted earnings per share was $9.12 (FY2022: $9.59), a decrease of 4.9%, while adjusted diluted earnings per share of $9.84 increased 0.8% due to the slightly lower adjusted operating profit and higher interest expense, offset by the impact of share repurchases.
USA - fourth quarter
Net sales in the US business declined 1.5%, with an organic revenue decline of 5.5% partially offset by 2.4% from acquisitions and a 1.6% positive impact from one additional sales day.
Residential end markets, which comprise just over half of US revenue, slowed further during the quarter as expected. New residential housing start and permit activity has remained relatively stable on a sequential basis but remains below prior year levels, while repair, maintenance and improvement (“RMI”) work remained more resilient. Overall, residential revenue declined by approximately 4% in the fourth quarter.
Non-residential end markets, representing just under half of US revenue, continued to moderate with non-residential revenue growing by approximately 2% in the fourth quarter. Industrial and non-residential waterworks projects saw continued strength in the quarter on top of difficult prior year comparables and, as expected, we are seeing increased levels of megaproject related bid activity.
Adjusted operating profit of $804 million was 3.0% or $25 million behind last year.
We completed three acquisitions during the quarter that included Bruce Supply Corp., a plumbing distributor in the New York City Metro operating from 6 locations and The Kennedy Companies, a waterworks distribution business in the mid-Atlantic region with 9 locations. Additionally, we completed the acquisition of S. G. Torrice, an HVAC distributor in the New England region with 15 locations. In aggregate these businesses generate annualized revenue of approximately $450 million.
Canada - fourth quarter
Net sales compressed by 5.1%, with an organic revenue decline of 2.7%, a 1.6% positive impact from one additional sales day, and a further 4.0% due to the adverse impact of foreign exchange rates. Similar to the US segment, non-residential end markets have been more resilient than residential end markets. Adjusted operating profit of $22 million declined by $13 million compared to last year.

Segmental overview

	Three months ended July 31,			Twelve months ended July 31,
US$ (In millions)	2023	2022	Change	2023	2022	Change
Net sales:
USA	7,428	7,539	(1.5)%	28,291	27,067	4.5%
Canada	410	432	(5.1)%	1,443	1,499	(3.7)%
Total net sales	7,838	7,971	(1.7)%	29,734	28,566	4.1%

Adjusted operating profit:
USA	804	829	(3.0)%	2,892	2,893	—%
Canada	22	35	(37.1)%	76	112	(32.1)%
Central and other costs	(12)	(15)		(51)	(54)
Total adjusted operating profit	814	849	(4.1)%	2,917	2,951	(1.2)%
Financial position
Net debt to adjusted EBITDA at July 31, 2023 was 1.0x and during the year we invested $0.4 billion in capital expenditures, paid $0.7 billion of dividends, invested $0.6 billion in eight acquisitions, and repurchased 7.0 million of our outstanding shares equating to $0.9 billion. We have a remaining outstanding balance of $0.5 billion under the current share repurchase program at July 31, 2023.
We have declared a quarterly dividend of $0.75, having transitioned from a semi-annual distribution schedule earlier in the fiscal year. This implies a 9% increase, as compared to a quarter of the prior year’s total dividend, and will be paid on November 15, 2023 to shareholders on the register as of October 6, 2023. This brings the full year dividend to $3.00, a growth of 9% for the year.
There have been no other significant changes to the financial position of the Company.

For further information please contact

Investor relations
Brian Lantz, Vice President IR and Communications	Mobile:	+1 224 285 2410
Pete Kennedy, Director of Investor Relations	Mobile:	+1 757 603 0111

Media inquiries
John Pappas, Director of Financial Communications	Mobile:	+1 484 790 2727
Investor conference call and webcast
A call with Kevin Murphy, CEO and Bill Brundage, CFO will commence at 8:30 a.m. ET (1:30 p.m. BST) today. The call will be recorded and available on our website after the event at corporate.ferguson.com.
Dial in number US: +1 646 787 9445
UK: +44 (0) 20 4587 0498
Ask for the Ferguson call quoting 710245. To access the call via your laptop, tablet or mobile device please go to corporate.ferguson.com. If you have technical difficulties, please click the “Listen by Phone” button on the webcast player and dial the number provided.
About us
Ferguson plc (NYSE: FERG; LSE: FERG) is a leading value-added distributor in North America providing expertise, solutions and products from infrastructure, plumbing and appliances to HVAC, fire, fabrication and more. We exist to make our customers’ complex projects simple, successful and sustainable. Ferguson is headquartered in the U.K., with its operations and associates solely focused on North America and managed from Newport News, Virginia. For more information, please visit corporate.ferguson.com or follow us on LinkedIn linkedin.com/company/ferguson-enterprises.
Analyst resources
For further information on quarterly financial breakdowns, visit corporate.ferguson.com on the Investors menu under Analyst Consensus and Resources.
Financial calendar

Annual General Meeting record date*	October 4, 2023
Annual General Meeting	November 28, 2023
Q1 Results for period ending October 31, 2023	December 5, 2023 with call from 8:30 a.m. ET
*Shareholders entered on the register of members of the Company on October 4, 2023 will be entitled to attend or vote at the Annual General Meeting
Timetable for the quarterly dividend
The timetable for payment of the quarterly dividend of $0.75 per share is as follows:
Ex-dividend date:    October 5, 2023
Record date:        October 6, 2023
Payment date:        November 15, 2023
The quarterly dividend is declared in U.S. dollars and since March 2021, the default currency for dividends is also U.S. dollars. Those shareholders who have not elected to receive the dividend in pounds sterling and who would like to make such an election may do so online by going to Computershare's Investor Center and returning the completed form to the address located in the upper‐right corner of the form. The deadline to elect to receive the quarterly dividend in pounds sterling, or to amend an existing election, is 5:00 p.m. ET on October 20, 2023 and any requests should be made in good time ahead of that date.

The form is available at www‐us.computershare.com/investor/#home and navigating to Company Info > FERG > GBP Dividend Election and Mandate Form.

The completion of cross-border movements of shares between the U.K. and the U.S. is contingent upon the receiving broker identifying and acknowledging any such movements. Where a cross-border movement of shares has been initiated but not completed by the relevant dividend record date (being October 6, 2023 for this quarterly dividend), there is a risk that the dividend in respect of such shares will not be received on the dividend payment date. Accordingly, shareholders are advised not to initiate any cross-border movements of shares during the period from October 4, 2023 through October 6, 2023 inclusive.
Cautionary note on forward-looking statements
Certain information included in this announcement is forward-looking, including within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, projected interest in and ownership of our ordinary shares by investors including as a result of inclusion in North American market indices, plans and objectives for the future including our capabilities and priorities, risks associated with changes in global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, our financial condition and liquidity, legal or regulatory changes, statements regarding our expectations for U.S. residential and non-residential growth drivers and other statements concerning the success of our business and strategies. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “guidance,” “intends,” “continues,” “plans,” “projects,” “goal,” “target,” “aim,” “may,” “will,” “would,” “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this announcement are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, and other factors beyond our control, including disruption in the financial markets and any macroeconomic or other consequences of the current conflict in Ukraine or potential conflict between China and Taiwan; failure to rapidly identify or effectively respond to direct and/or end customers’ wants, expectations or trends, including costs and potential problems associated with new or upgraded information technology systems or our ability to timely deploy new omni-channel capabilities; decreased demand for our products as a result of operating in highly competitive industries and the impact of declines in the residential and non‐residential markets, as well as the RMI and new construction markets; changes in competition, including as a result of market consolidation or competitors responding more quickly to emerging technologies (such as generative artificial intelligence (“AI”)); failure of a key information technology system or process as well as exposure to fraud or theft resulting from payment‐related risks; privacy and protection of sensitive data failures, including failures due to data corruption, cybersecurity incidents or network security breaches; ineffectiveness of or disruption in our domestic or international supply chain or our fulfillment network, including delays in inventory, availability at our distribution facilities and branches, increased delivery costs or lack of availability; failure to effectively manage and protect our facilities and inventory or to prevent personal injury to customers, suppliers or associates, including as a result of workplace violence; unsuccessful execution of our operational strategies; failure to attract, retain and motivate key associates; exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks; inherent risks associated with acquisitions, partnerships, joint ventures and other business combinations, dispositions or strategic transactions; regulatory, product liability and reputational risks and the failure to achieve and maintain a high level of product and service quality; inability to renew leases on favorable terms or at all, as well as any remaining obligations under a lease when we close a facility; changes in, interpretations of, or compliance with tax laws in the United States, the United Kingdom, Switzerland or Canada; our indebtedness and changes in our credit ratings and outlook; fluctuations in product prices (e.g., commodity-priced materials, inflation/deflation) and foreign currency; funding risks related to our defined benefit pension plans; legal proceedings as well as failure to comply with domestic and foreign laws, regulations and standards, as those laws, regulations and standards or interpretations and enforcement thereof may change, or the occurrence of unforeseen developments such as litigation; our failure to comply with the obligations associated with being a U.S. domestic issuer and the costs associated therewith; the costs and risk exposure relating to environmental, social and governance (“ESG”) matters, including sustainability issues, regulatory or legal requirements, and disparate stakeholder expectations; adverse impacts caused by a public health crisis; and other risks and uncertainties set forth under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2023 as filed with the Securities and Exchange Commission (“SEC”) on June 7, 2023, our Annual Report on Form 10-K for the fiscal year ended July 31, 2022 as filed with the SEC on September 27, 2022, and in other filings we make with the SEC in the future.
Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Ferguson plc
Non-GAAP Reconciliations and Supplementary Information
(unaudited)
Non-GAAP items
This announcement contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP financial measures include adjusted operating profit, adjusted operating margin, adjusted net income, adjusted earnings per share - diluted, adjusted EBITDA, adjusted effective tax rate, net debt and net debt to adjusted EBITDA ratio. The Company believes that these non-GAAP financial measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the Company’s Board of Directors. Such non-GAAP adjustments include amortization of acquired intangible assets, discrete tax items, and any other items that are non-recurring. Non-recurring items may include business restructuring charges, corporate restructuring charges, which includes costs associated with the Company’s listing in the United States, gains or losses on the disposals of businesses which by their nature do not reflect primary operations, as well as certain other items deemed non-recurring in nature and/or that are not a result of the Company’s primary operations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for results reported under U.S. GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with U.S. GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because it is unable to predict with reasonable certainty or without unreasonable effort non-recurring items, such as those described above, that may arise in the future. The variability of these items is unpredictable and may have a significant impact.

Summary of Organic Revenue
Management evaluates organic revenue as it provides a consistent measure of the change in revenue year-on-year. Organic revenue growth (or decline) is determined as the growth (or decline) in total reported revenue excluding the growth (or decline) attributable to currency exchange rate fluctuations, sales days, acquisitions and disposals, divided by the preceding financial year’s revenue at the current year’s exchange rates.
A summary of the Company’s historical revenue and organic revenue growth is below:

	Q4 2023		Q3 2023		Q2 2023		Q1 2023		Q4 2022
	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue
USA	(1.5)%	(5.5)%	(1.6)%	(2.5)%	5.4%	2.6%	17.4%	13.0%	22.1%	19.8%
Canada	(5.1)%	(2.7)%	(9.5)%	(1.5)%	(4.5)%	3.0%	3.6%	8.2%	10.5%	14.2%
Continuing operations	(1.7)%	(5.3)%	(2.0)%	(2.5)%	4.9%	2.7%	16.6%	12.7%	21.4%	19.5%
For further details regarding organic revenue growth, visit corporate.ferguson.com on the Investors menu under Analyst Consensus and Resources.
Reconciliation of Net Income to Adjusted Operating Profit and Adjusted EBITDA

	Three months ended		Twelve months ended
	July 31,		July 31,
(In millions)	2023	2022	2023	2022
Net income	$584	$580	$1,889	$2,122
Loss (Income) from discontinued operations (net of tax)	—	2	—	(23)
Income from continuing operations	584	582	1,889	2,099
Provision for income taxes	146	193	575	609
Interest expense, net	48	40	184	111
Other expense (income), net	4	(1)	11	1
Operating profit	782	814	2,659	2,820
Corporate restructurings(1)	—	5	—	17
Impairments and other charges(2)	(2)	—	125	—
Amortization of acquired intangibles	34	30	133	114
Adjusted Operating Profit	814	849	2,917	2,951
Depreciation and impairment of PP&E	37	35	148	140
Amortization and impairment of non-acquired intangibles	7	12	40	62
Adjusted EBITDA	$858	$896	$3,105	$3,153
(1) For the three and twelve months ended July 31, 2022, corporate restructuring costs primarily related to the incremental costs of the Company’s listing in the United States.
(2) For the three months ended July 31, 2023, the benefit recorded in impairments and other charges related to a change in estimated impairment charges in connection with the closure of certain, smaller underperforming branches in the United States recorded in the third quarter of fiscal 2023. For the twelve months ended July 31, 2023, impairments and other charges related to the $107 million in software impairment charges and $18 million in charges associated with the closure of certain smaller, underperforming branches in the United States.

Net Debt : Adjusted EBITDA Reconciliation
To assess the appropriateness of its capital structure, the Company’s principal measure of financial leverage is net debt to adjusted EBITDA. The Company aims to operate with investment grade credit metrics and keep this ratio within one to two times.
Net debt
Net debt comprises bank overdrafts, bank and other loans and derivative financial instruments, excluding lease liabilities, less cash and cash equivalents. Long-term debt is presented net of debt issuance costs.

	As of July 31,
(In millions)	2023	2022
Long-term debt	$3,711	$3,679
Short-term debt	55	250
Bank overdrafts(1)	17	32
Derivative liabilities	18	4
Cash and cash equivalents	(601)	(771)
Net debt	$3,200	$3,194
Adjusted EBITDA	$3,105	$3,153
Net Debt: Adjusted EBITDA	1.0x	1.0x
(1) Bank overdrafts are included in other current liabilities in the Company’s Consolidated Balance Sheet.

Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS - Diluted

	Three months ended
	July 31,
(In millions, except per share amounts)	2023		2022
		per share(1)		per share(1)
Net income	$584	$2.85	$580	$2.72
Loss from discontinued operations (net of tax)	—	—	2	0.01
Income from continuing operations	584	2.85	582	2.73
Corporate restructurings(2)	—	—	5	0.02
Impairments and other charges(3)	(2)	(0.01)	—	—
Amortization of acquired intangibles	34	0.17	30	0.14
Discrete tax adjustments(4)	(32)	(0.16)	—	—
Tax impact on non-GAAP adjustments(5)	(16)	(0.08)	(9)	(0.04)
Adjusted net income	$568	$2.77	$608	$2.85

Diluted weighted average shares outstanding	205.1		213.4

	Twelve months ended
	July 31,
(In millions, except per share amounts)	2023		2022
		per share(1)		per share(1)
Net income	$1,889	$9.12	$2,122	$9.69
(Income) from discontinued operations (net of tax)	—	—	(23)	(0.10)
Income from continuing operations	1,889	9.12	2,099	9.59
Corporate restructurings(2)	—	—	17	0.08
Impairments and other charges(3)	125	0.60	—	—
Amortization of acquired intangibles	133	0.64	114	0.52
Discrete tax adjustments(4)	(36)	(0.17)	(72)	(0.33)
Tax impact on non-GAAP adjustments(5)	(73)	(0.35)	(21)	(0.10)
Adjusted net income	$2,038	$9.84	$2,137	$9.76

Diluted weighted average shares outstanding	207.2		218.9
(1)Per share on a dilutive basis.
(2)For the three and twelve months ended July 31, 2022, corporate restructuring costs primarily related to the incremental costs of the Company’s listing in the United States.
(3)For the three months ended July 31, 2023, the benefit recorded in impairments and other charges related to a change in estimated impairment charges in connection with the closure of certain, smaller underperforming branches in the United States recorded in the third quarter of fiscal 2023. For the twelve months ended July 31, 2023, impairments and other charges related to the $107 million in software impairment charges and $18 million in charges associated with the closure of certain smaller, underperforming branches in the United States.
(4)For the three and twelve months ended July 31, 2023, discrete tax adjustments primarily related to the release of uncertain positions following the lapse of statute of limitations, as well as adjustments in connection with amended returns. For the three and twelve months ended July 31, 2022, the discrete tax adjustments primarily related to the release of uncertain tax positions following the closure of tax audits and prior year adjustments, including amended tax return items.
(5)For the three and twelve months ended July 31, 2023, the tax impact on non-GAAP adjustments primarily related to the impairments and other charges and amortization of acquired intangibles. For the three and twelve months ended July 31, 2022, the tax impact on non-GAAP adjustments primarily related to the amortization of acquired intangibles.

Ferguson plc
Condensed Consolidated Statements of Earnings
(unaudited)

	Three months ended		Twelve months ended
	July 31,		July 31,
(In millions, except per share amounts)	2023	2022	2023	2022
Net sales	$7,838	$7,971	$29,734	$28,566
Cost of sales	(5,436)	(5,536)	(20,709)	(19,810)
Gross profit	2,402	2,435	9,025	8,756
Selling, general and administrative expenses	(1,544)	(1,544)	(5,920)	(5,635)
Impairments and other charges	2	—	(125)	—
Depreciation and amortization	(78)	(77)	(321)	(301)
Operating profit	782	814	2,659	2,820
Interest expense, net	(48)	(40)	(184)	(111)
Other (expense) income, net	(4)	1	(11)	(1)
Income before income taxes	730	775	2,464	2,708
Provision for income taxes	(146)	(193)	(575)	(609)
Income from continuing operations	584	582	1,889	2,099
(Loss) income from discontinued operations (net of tax)	—	(2)	—	23
Net income	$584	$580	$1,889	$2,122

Earnings per share - Basic:
Continuing operations	$2.86	$2.74	$9.15	$9.64
Discontinued operations	—	(0.01)	—	0.11
Total	$2.86	$2.73	$9.15	$9.75

Earnings per share - Diluted:
Continuing operations	$2.85	$2.73	$9.12	$9.59
Discontinued operations	—	(0.01)	—	0.10
Total	$2.85	$2.72	$9.12	$9.69

Weighted average number of shares outstanding:
Basic	204.3	212.3	206.4	217.7
Diluted	205.1	213.4	207.2	218.9

Ferguson plc
Condensed Consolidated Balance Sheets
(unaudited)

	As of July 31,
(In millions)	2023	2022
Assets
Cash and cash equivalents	$601	$771
Accounts receivable, net	3,597	3,610
Inventories	3,898	4,333
Prepaid and other current assets	953	834
Assets held for sale	28	3
Total current assets	9,077	9,551
Property, plant and equipment, net	1,595	1,376
Operating lease right-of-use assets	1,474	1,200
Deferred income taxes, net	300	177
Goodwill	2,241	2,048
Other non-current assets	1,307	1,309
Total assets	$15,994	$15,661

Liabilities and shareholders’ equity
Accounts payable	$3,408	$3,607
Other current liabilities	2,021	2,192
Total current liabilities	5,429	5,799
Long-term debt	3,711	3,679
Long-term portion of operating lease liabilities	1,126	878
Other long-term liabilities	691	640
Total liabilities	10,957	10,996
Total shareholders' equity	5,037	4,665
Total liabilities and shareholders' equity	$15,994	$15,661

Ferguson plc
Condensed Consolidated Statements of Cash Flows
(unaudited)

(In millions)	Twelve months ended
	July 31,
	2023	2022
Cash flows from operating activities:
Net income	$1,889	$2,122
Income from discontinued operations	—	(23)
Income from continuing operations	1,889	2,099
Depreciation and amortization	321	301
Share-based compensation	51	57
Non-cash impact of impairments	125	15
Changes in deferred income taxes	(104)	41
Decrease (increase) in inventories	607	(927)
Increase in receivables and other assets	(1)	(780)
(Decrease) increase in accounts payable and other liabilities	(196)	436
Increase (decrease) in income taxes payable	24	(103)
Other operating activities	11	10
Net cash provided by operating activities of continuing operations	2,727	1,149
Net cash used in operating activities of discontinued operations	(4)	—
Net cash provided by operating activities	2,723	1,149
Cash flows from investing activities:
Purchase of businesses acquired, net of cash acquired	(616)	(650)
Capital expenditures	(441)	(290)
Other investing activities	3	(6)
Net cash used in investing activities of continuing operations	(1,054)	(946)
Net cash provided by investing activities of discontinued operations	—	24
Net cash used in investing activities	(1,054)	(922)
Cash flows from financing activities:
Purchase of own shares by Employee Benefit Trust	—	(92)
Purchase of treasury shares	(908)	(1,545)
Proceeds from sale of treasury shares	17	13
Net change in debt and bank overdrafts	(170)	1,440
Cash dividends	(711)	(538)
Other financing activities	(35)	(22)
Net cash used in financing activities	(1,807)	(744)
Change in cash, cash equivalents and restricted cash	(138)	(517)
Effects of exchange rate changes	22	(40)
Cash, cash equivalents and restricted cash, beginning of period	785	1,342
Cash, cash equivalents and restricted cash, end of period	$669	$785